Exhibit 10.1

RESIGNATION, SEPARATION AGREEMENT AND RELEASE

This Resignation, Separation Agreement and Release (this “Release”) is made between XWELL, Inc., including its divisions, subsidiaries, parent and affiliated corporations, their successors and assigns (individually and collectively the “Company”) and with Suzanne Scrabis, together with his or her heirs, executors, administrators, successors and assigns (“I” or “me”).

1.             Resignation. I hereby resign from my position as Chief Financial Officer of the Company and from all other positions I hold as an employee of the Company.

2.            Separation of Employment. Subject to the terms, conditions and other provisions in this Release, my employment with the Company is terminated as of _January 8, 2025 (the “Separation Date”). I acknowledge and agree that as of the Separation Date, I may no longer hold myself out as an employee of the Company and will have no authority to act on its behalf. I understand that immediately following the Separation Date I must remove or cause to be removed from all Social Media (as defined in Section 10 below) all references to current employment with the Company.

3.            Consideration. (A) I understand that in consideration for my execution of this Release and the Transition Assistance as set forth in Section 3(B), below, I shall receive from the Company, within thirty (30) days from the Effective Date, and pending my return of all Company Property (hereinafter defined), (i) my regular bi-weekly salary in the amount of $11,538.46, according to the Company’s regular payroll practices, for a period of six (6) months, less all applicable deductions and withholdings, beginning the first payroll date following the expiration of the Effective Date (as defined in Section 17 herein) (such period hereinafter, the “Severance Period”) and (ii) provided I timely and properly elect COBRA continuation coverage under the Company’s group medical insurance plans, the Company will contribute the “employer” portion of the cost for COBRA continuation coverage, pending that I pay the “employee” contribution, until the earlier of (i) the end of the Severance Period; (ii) the date I become covered under another employer’s health plan or Medicare; or (iii) the expiration of the maximum COBRA continuation coverage period for which I am eligible under law (the “Severance Benefits”). Notwithstanding the foregoing, it is understood and agreed that (x) no payment shall be made or begin before the Effective Date; and (y) at the end of the Severance Period, to the extent I am eligible to continue coverage pursuant to COBRA, I shall be responsible for the entire COBRA premium(s) for the entirety of the applicable COBRA continuation period at no expense to the Company. It is further understood that, should I decline to sign this Release, I will still be eligible to continue participation in any of the Company’s group insurance plans in which I am enrolled pursuant to COBRA at my own expense.

4.             I acknowledge that, after the Separation Date, I will not accrue or earn any additional or supplemental benefits of any kind by virtue of the Severance Benefits or otherwise. I acknowledge that, in the absence of my execution of this Release and satisfaction of my obligations hereunder, I am not and would not otherwise be entitled to the severance Benefits. I further acknowledge that, upon receipt of my final paycheck on the Company’s next regular payroll date, I have received all wages and employment benefits due to me through the Separation Date. I further understand that, except as specifically provided in this Release, I am not entitled to any other payments for salary, severance, notice, vacation, holidays, sick leave, paid time off, compensatory time or other stock options, equity, or employment benefits of any kind or to any other form or kind of payment, allowance or compensation, including but not limited to short-term and long-term disability insurance or benefits and life insurance coverage, except as specified by Illinois labor law. For the avoidance of doubt, “Company Property” shall include my monitor, laptop, keyboard, mouse, docking station, flash drives, hardcopies of Company documents, any and all proprietary information. I shall make myself available and cooperate with requests from the Company concerning any business or legal matters (including, without limitation, response to a subpoena or testimony in any litigation matter) involving facts or events relating to the Company that may be within my knowledge during the severance period.

(B)                  Transition Assistance. I agree to cooperate with Company as directed by the Company’s CEO to work with Company employees and my successor (if any) to ensure a smooth transition of all matters for which I have or had responsibility with respect to the Company’s business (“Transition Assistance”). I understand and acknowledge that Transition Assistance shall include: (i) providing copies of all relevant documents, files and other materials without limitation ("Records"), (ii) identifying the location of such Records maintained by Company’s filing systems, data bases and third parties, (iii) meeting with Company employees to explain complexities, nuances and urgencies with respect to matters being transitioned to such employees and giving them reasonable opportunities to ask questions of you, and (iv) cooperating with and supporting the Company’s objectives with respect to any corporate initiatives, strategic relationships, litigation or other long-term projects as reasonably requested by the Company. I understand my obligation to provide Transition Assistance shall expire six months after the Effective Date; provided however my Transition Assistance obligations regarding any litigation, dispute or threatened litigation in evidence as of the Separation Date shall continue until the date of a final resolution, settlement or non- appealable judgment (as the case may be). Should the Company require Transition Assistance regarding any litigation, dispute or threatened litigation in evidence as of the Separation Date after the severance period, my time will be compensated at $250 per hour as detailed in a contractor agreement that is being executed simultaneously herewith. For the avoidance of doubt, in addition to the Transition Assistance described in the immediately preceding paragraph of this Section 3B, I understand and agree that my obligation to provide Transition Assistance includes but is not limited to the following matters:

(i)              Completing the 2025 Budget;

(ii)             Completing of the ACDBE Forensic Audit currently in process with IAG Forensics;

(iii)            Providing a list of all Company bank accounts, contacts, and a detailed transfer and process map with respect to each account;

(iv)            Preparing and delivering a summary of all cash and burn rate;

(v)             Preparing and delivering a summary of Company’s Audit process; and

(vi)            Providing transitional support with respect to the Company’s Informational Technology team and all related projects.

5.            General Release of Claims. I hereby voluntarily release the Company, and its subsidiaries, partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, and all related persons, individually and in their official capacities (hereinafter collectively referred to as the “Released Parties”), of and from any and all claims, known and unknown, relating to my employment or cessation of employment that I, my heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Release, including, but not limited to, any alleged violation of any of (a) the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; Executive Order 11246; the Florida Civil Rights Act; Florida Whistleblower Protection Act; Florida Workers' Compensation Law Retaliation Act; Florida Wage Discrimination Law; Florida Minimum Wage Act; Florida Equal Pay Law; Florida AIDS Act; Florida Discrimination on the Basis of Sickle Cell Trait Law; Florida OSHA; the Florida Constitution; the Florida Fair Housing Act; the New York State Human Rights Law; the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Civil Rights Law; Section 125 of the New York Workers' Compensation Law; Article 23-A of the New York Correction Law; the New York City Human Rights Law; the New York City Earned Sick Leave Law; the Washington Law Against Discrimination; the Washington Family Leave Act; the Washington Leave Law; the Washington Minimum Wage Requirements and Labor Standards Act; Title 49 of the Revised Code of Washington; the Washington Equal Pay Opportunity Act; and/or the Washington Fair Chance Act, including any amendment, consolidation or re-enactment of any of the foregoing; (b) any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; (c) any public policy, contract, tort, or common law; (d) any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of the Company, including any claim for outstanding or unpaid reimbursements; or (e) any allegation for costs, fees or other expenses including attorneys’ fees and expert’s fees incurred in these matters. Notwithstanding the foregoing, the release set forth in this Section 4 shall not apply to: (x) any claims for the payments and benefits in this Release, or (y) any vested employee benefits accrued by me prior to the Effective Date of this Release under any compensation or benefit plans, programs and arrangements maintained by Company for the benefit of its employees and subject to ERISA. The Company hereby voluntarily releases me of and from any and all claims, known and unknown, relating to my employment or cessation of employment that it has or may have as of the date of execution of this Release.

6.             No Existing Claims. I confirm that, to my knowledge, no claim, charge, or complaint against the Released Parties exists before any federal, state, or local court or administrative agency.

7.             No Participation In Claims. I understand that if this Release were not signed, I would have the right to voluntarily assist other individuals in bringing claims against the Released Parties. I hereby waive that right and shall not provide any such assistance other than assistance in an investigation or proceeding conducted by an agency of the United States government.

8.             Nonadmission of Wrongdoing. I agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

9.             Confidential Information. I understand and agree that during the course of my employment with the Company, I have had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). I further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for its exclusive knowledge and use is of great competitive importance and commercial value to the Company, and that my improper use or disclosure of the Confidential Information may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and/or criminal penalties. I accordingly agree and covenant to: (i) treat all Confidential Information as strictly confidential; and (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever, except I understand that (x) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (y) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

10.          Confidentiality. I agree that all information relating in any way to this Release and/or the negotiations leading up to it, including the terms and amount of financial consideration provided for in this Release, shall be held confidential by me and shall not be publicized or disclosed by me to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit me from participating in an investigation with a state or federal agency if requested by the agency to do so.

11.           Non-Disparagement. I will not make, publish, or communicate any comments, remarks, or statements that are professionally or personally defamatory or disparaging about, or adverse to, the interests of the Released Parties including, but not limited to, any statements that disparage any person, service, finances, financial condition, capability or any other aspect of the business of the Company, and that I will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Released Parties. I further agree and understand that the non-disparagement restrictions in this paragraph extend to and expressly prohibit comments to the media, on the Internet, or through social media, including, but not limited to, blogs, virtual worlds, social or professional networking websites, and/or video- or photo-sharing websites (collectively, “Social Media”). I further acknowledge that, in the event of a breach of the obligations imposed by this Section, it would be difficult or impossible to determine the actual damages suffered by the Company. Accordingly, I agree that, if I violate this Section, in addition to any forfeitures set forth below, I will be liable to the Company for liquidated damages up to an additional Five Thousand Dollars and Zero Cents ($5,000.00) for each such breach. The Parties agree that this sum represents a fair and reasonable estimate of the damages caused by each such violation. In the event the Company is contacted by a third party concerning my employment with it or the termination thereof, the Company shall confirm only position held, salary, and dates of employment. Additionally, there will not be any disparaging remarks made about me within the Company or to any outside party upon my departure.

12.           Breach of Agreement. I agree that if I breach any of the promises set forth in this Release, or if I challenge this Release, I shall forfeit the right to the Severance Benefits set forth in Section 3, and the Company further shall have the right to require me to return all monies paid by the Company in consideration for my signing this Release.

13.           Governing Law and Interpretation. This Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. If any portion of this Release is declared to be unenforceable by a court of competent jurisdiction in any action in which I participate or join, I agree that all consideration paid to me under this Release shall be offset against any monies that I may receive in connection with any such action.

14.          Return of Property. I warrant and represent that I have returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in my possession. To the extent any such property cannot be physically returned (e.g., electronically stored documents and files), I warrant and represent that I have destroyed all such materials. I further acknowledge and agree that I no longer have access to and do not claim ownership of any of Company’s cloud storage or social media accounts.

15.          Amendment. This Release may not be amended except by a written agreement signed by both parties which specifically refers to this Release.

16.           Right to Revoke. I understand that I have the right to revoke this Release at any time during the seven (7) day period following the date on which I first sign the Release. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my Release.” This written revocation must be received by Cara Soffer (254 West 31st Street, 11th Floor, New York, NY 10001, (csoffer@xwell.com) before the end of the seven-day revocation period; otherwise, such revocation shall not be effective.

17.           Waiver of Claims.

(a)                  In consideration of the terms of this Release and the Severance Benefits paid by the Company, as described in Section 3 of this Release (which I agree constitute consideration in addition to anything of value to which I am already entitled), I agree that this Release constitutes a knowing and voluntary waiver of all waivable rights or claims I may have against the Released Parties, or any of them, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

(b)                  I understand that, by entering into this Release, I do not waive rights or claims that may arise after the date this Release is executed.

(c)                  I understand that this Release will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA, and further understand that this Release will not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any similar federal, state, or local agency. I knowingly and voluntarily waive all rights or claims (that arose prior to my execution of this Release) that I may have against the Released Parties, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ and experts’ fees) as a consequence of any charge or compliant filed with the EEOC or any other agency, and of any litigation concerning any facts alleged in any such charge or complaint.

16.           Entire Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Release.

17.           Effective Date. This Release shall not become effective or enforceable until the expiration of the 7- day revocation period described in Section 15 above.

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY.

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I SHALL BE GIVING UP IMPORTANT RIGHTS, AND SHALL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES INCLUDING BUT NOT LIMITED TO THE ACTS, STATUTES, CODES, ORDINANCES, RULES AND LAWS SET FORTH IN THIS RELEASE, AND ANY OTHER CONSTITUTIONAL, STATUTORY COMMON LAW RIGHTS AND PRIVILEGES.

I UNDERSTAND THAT MY RIGHT TO RECEIVE THE SEVERANCE BENEFITS SET FORTH IN SECTION 3 OF THIS RELEASE IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS RELEASE AND THAT I WOULD AND WILL NOT RECEIVE SUCH SEVERANCE BENEFITS BUT FOR MY EXECUTION OF THIS RELEASE.

I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. I HAVE HAD A REASONABLE OPPORTUNITY TO RETAIN AND CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND HAVE DONE SO.

I ALSO HAVE BEEN ADVISED IN WRITING BY COMPANY THAT I HAVE FORTY-FIVE (45) DAYS TO CONSIDER THIS RELEASE. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RESIGNATION, SEPARATION AGREEMENT AND RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) DAY CONSIDERATION PERIOD.

I AGREE TO EVERYTHING CONTAINED IN THIS RELEASE AND AM SIGNING THIS RELEASE KNOWINGLY, VOLUNTARILY, AND FREE OF ANY DURESS.

IN WITNESS WHEREOF, I have executed this Release as of the date set forth below.

/s/ Suzanne Scrabis	1/2/2025
Signature	DATE

Please initial here if this agreement is signed before the expiration of the forty-five (45)-day review period to indicate your knowing and voluntary waiver of any further time for consideration: